Exhibit 99.2

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

January 27, 2005

Looking at some of the financial details of second quarter of fiscal year 2005, 99% of the revenue derived from sales within the United States. Revenue during the quarter was driven 94% by catheter sales, slightly higher than the 93% figure from prior year quarter. ASP’s for catheters continue to be strong, slightly above our expectations. This favorable pricing results primarily from a higher percentage of revenues coming through the direct channel and less from our mobile providers, rather than any pricing action on our part. We sold 10 control units during the quarter, bringing the total to 16 for the first half of fiscal year 2005. With placements during the quarter, total installed base is now 453 control units. Account development activity improved during the second quarter as we brought on 32 new accounts.